Exhibit 99.1

       InterDigital Files Complaint Against Samsung Electronics with International Trade Commission

    ITC Asked to Determine If Samsung's 3G WCDMA Products Infringed
                             U.S. Patents

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--March 23, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced that the company and its wholly-owned subsidiary, InterDigital Technology Corporation, have filed a complaint with the U.S. International Trade Commission (ITC) against Samsung Electronics Co. Ltd. and certain of its affiliates. The complaint alleges that Samsung engaged in an unfair trade practice by making for importation into the United States, importing, and selling after importation certain 3G handsets and components that infringe three of InterDigital's patents. InterDigital also has filed a complaint in the United States District Court for the District of Delaware alleging that Samsung's 3G WCDMA handsets infringe the InterDigital patents identified in InterDigital's ITC complaint.

    InterDigital's complaint with the ITC seeks an exclusion order which operates to bar from entry into the U.S. infringing 3G WCDMA handsets and components that are imported by or on behalf of Samsung. Handsets identified in the complaint as capable of operating with a 3G WCDMA system and infringing InterDigital's patents include: SGH-ZX20; SGH-i607 (also known as the "BlackJack(TM)"); SGH-A707; and SGH-ZX10. InterDigital's complaint also seeks a cease and desist order to bar further sales of infringing Samsung products that have already been imported into the United States.

    "The vast majority of our patent license agreements have been reached without the need for litigation," said William J. Merritt, President and Chief Executive Officer of InterDigital. "While we have had extensive discussions with Samsung on patent licensing matters, we have been unable to come to an agreement. We are committed to resolve our patent licensing discussions in a timely manner and remain open to a business resolution. However, if we cannot negotiate an agreement, we will aggressively defend our intellectual property rights and enforce legally binding judgments."

    By statute, the ITC has 30 days from the filing of the complaint to decide whether to formally institute an investigation. Assuming an investigation is instituted, the typical schedules used by the ITC would result in a trial on the matter by January 2008.

    Note to Editors:

    In August 2006, an Arbitral Tribunal operating under the auspices of the International Chamber of Commerce (ICC) rendered a final Award in an arbitration proceeding between the parties. In its Award, the Arbitral Tribunal ordered Samsung to promptly pay InterDigital approximately $134 million in past royalties owed under the parties' 1996 patent license agreement, plus interest based on Samsung's sale of single-mode 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE terminal units through 2005 and established royalty rates applicable to Samsung's sales of all covered products in 2006 (Samsung Award). To date, Samsung has not made any of the payments required by the Arbitral Tribunal.

    In September 2006, InterDigital filed an action in the United States District Court for the Southern District of New York seeking judicial confirmation of the Samsung Award. Samsung filed an opposition to the confirmation action, including filing a cross-petition to vacate or modify the Samsung Award and to stay the Samsung Award. No timetable for the ruling on this matter has been established.

    In October 2006, Samsung filed a request for a new ICC arbitration proceeding relating to the ongoing patent royalty dispute between Samsung and InterDigital (Samsung 2006 Arbitration). In the Samsung 2006 Arbitration, Samsung seeks to have a new arbitration panel determine new royalty rates for Samsung's 2G/2.5G GSM/GPRS/EDGE product sales based on the settlement reached in April 2006 between InterDigital and Nokia Corporation (Nokia Settlement), which implemented the arbitral award issued in June 2005 in a dispute between Nokia Corporation and InterDigital. InterDigital has denied that Samsung is entitled to receive any new royalty rate adjustment based on the Nokia Settlement.

    As of December 31, 2006, InterDigital's intellectual property portfolio consisted of 767 U.S. patents and 2,386 non-U.S. patents. In addition, the portfolio included 1,163 pending patent applications in the U.S. and 7,660 pending non-U.S. patent applications. The patents and applications comprising our portfolio relate specifically to digital wireless radiotelephony technology.

    About InterDigital

    InterDigital Communications Corporation designs, develops, and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

    For more information, please visit InterDigital's web site:
www.interdigital.com.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    All other trademarks are the sole property of their respective owners.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com